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                                                                       EXHIBIT 5

June 21, 2001


Board of Directors
M&T Bank Corporation
One M&T Plaza
Buffalo, New York  14203

Ladies and Gentlemen:

I have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement of M&T Bank Corporation (the "Corporation") related to the registration of 10,000,000 shares of the Corporation's common stock, par value $0.50 per share ("Common Stock") to be issued pursuant to the M&T Bank Corporation 2001 Stock Option Plan (the "Plan"). In conjunction with the furnishing of this opinion, I have examined such corporate documents and have made such investigation of matters of fact and law as I have deemed necessary to render this opinion.

I am admitted to practice law in the State of New York and do not purport to be an expert on or to express any opinion on any laws other than the laws of the State of New York and the federal laws of the United States of America. This opinion speaks as of today's date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should present laws, regulations or judicial interpretations be changed by legislative or regulatory action, judicial decision or otherwise.

Based upon such examination and investigation, and upon the assumptions that there will be no material changes in the documents examined and matters investigated and that at the time of issuance there will be authorized but unissued shares of Common Stock available to the Corporation in sufficient amounts, I am of the opinion that the shares of Common Stock referred to above have been duly authorized by the Corporation and that, when issued in accordance with the terms of the Plan and for an amount that is not less than the applicable par value of the Common Stock at the time of issuance, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon.

Very truly yours,


/s/ Richard A. Lammert
----------------------
Richard A. Lammert
Senior Vice President and General Counsel